Filed Pursuant to Rule 424(b)(5)
                                                     Registration No. 333-34630

PROSPECTUS SUPPLEMENT NO. 3
(TO PROSPECTUS DATED JULY 3, 2000)


                        GENELABS TECHNOLOGIES, INC.

                           UP TO 3,220,729 SHARES

                                COMMON STOCK

         You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider carefully before making your investment decision.
                         -------------------------

           INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS.
          SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS
               AND PAGE 12 OF OUR ANNUAL REPORT ON FORM 10-K
                FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001,
                 WHICH IS INCORPORATED HEREIN BY REFERENCE.
                         -------------------------

     We have retained Security Research Associates, Inc. as agent for us in connection with the arrangement of this transaction. We have agreed to pay Security Research Associates, Inc. the placement agent fees set forth in the table below. The placement agent is not required to sell any specific number or dollar value of shares. See "Plan of Distribution" in this prospectus supplement.

                                              Per Share        Maximum Offering
                                              ---------        ----------------
     Public Offering Price..................     $2.05            $6,602,494
     Placement Agent Fees...................   $0.0984              $316,920
     Proceeds, before expenses, to Genelabs.   $1.9516            $6,285,574

     We expect the total offering expenses, excluding placement agent fees, to be approximately $33,500 for all sales pursuant to this prospectus supplement. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement fees and proceeds to Genelabs, if any, are not presently determinable and may be substantially less than the maximum amounts set forth above.

     NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this prospectus is July 3, 2002.


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                              USE OF PROCEEDS

     We intend to use the proceeds received in connection with this offering, if any, for working capital and general corporate purposes.

                                  DILUTION

     The net tangible book value of Genelabs at March 31, 2002, was $8,342,000 or approximately $0.17 per share of common stock. Net tangible book value per share represents the amount of our tangible assets less total liabilities, divided by 49,847,934 shares of common stock outstanding as of March 31, 2002.

     Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after completion of the offering. After giving effect to the sale of the maximum of 3,220,729 shares of common stock in this offering at the offering price of $2.05 per share and the application of the estimated net proceeds from the offering (after deducting estimated offering expenses), the pro forma net tangible book value of Genelabs as of March 31, 2002, would have been $14,594,000 or $0.28 per share, an immediate increase in net tangible book value of $0.11 per share to existing stockholders and an immediate dilution in net tangible book value of $1.77 per share to purchasers of common stock in the offering, as illustrated in the following table:

Public offering price per share.............................               $2.05
Net tangible book value per share at March 31, 2002.........    $0.17
Increase per share attributable to new investors............    $0.11
                                                                -----
Pro forma net tangible book value per share after offering..               $0.28
                                                                           -----
Net tangible book value dilution per share to new investors.               $1.77
                                                                           =====

                            PLAN OF DISTRIBUTION

     Security Research Associates, Inc. has agreed to act as placement agent in connection with this offering. The placement agent is not purchasing or selling any shares hereby, nor is it required to arrange the purchase or sale of any specific number or dollar amount of common shares.

     The placement agent proposes to arrange for the sale to one or more purchasers of the shares of common stock offered pursuant to this prospectus supplement and the accompanying prospectus through direct purchase agreements between the purchasers and us.

     We have agreed to pay the placement agent a commission equal to 4.8% of the purchase price for the sale of shares of common stock. The following table shows the per share and total commissions the placement agent will be paid in connection with the sale of the shares offered pursuant to this prospectus supplement and the accompanying prospectus, assuming the purchase of all of the shares of common stock offered hereby.

         Per share.............................     $0.0984
         Maximum offering total................    $316,919



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     Because there is no minimum offering amount required as a condition to closing in this offering, the actual total offering commissions, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

     Security Research Associates, Inc. may be deemed an "underwriter" within the meaning of the Securities Act of 1933, as amended, in connection with this offering as described in this prospectus supplement.
Broker-dealers or other persons acing on behalf of parties that participate in the distribution of the shares may also be deemed to be underwriters.
Any commissions or profits they receive on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securitiesm Act.

                    WHERE YOU CAN FIND MORE INFORMATION

     The Securities and Exchange Commission allows us to "incorporate by reference" information that we file with them. This means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and the information that we file later with the Commission will automatically update and supercede this information

     We incorporate by reference the documents listed below:

          o Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

          o Proxy Statement for the 2002 Annual Meeting of Shareholders filed April 30, 2002;

          o    Quarterly Report on Form 10-Q for the quarter ended
               March 31, 2002;

          o Current Report on Form 8-K filed with the Commission on July 3, 2002; and

          o Current Report on Form 8-K filed with the Commission on July 3, 2002.

     We will provide, to each person who so requests, a copy of these documents from us, at no cost, by contacting us at the address or telephone number provided in "Where You Can Get More Information" on page 14 of the accompanying prospectus.


                        MARKET FOR OUR COMMON STOCK

     On July 2, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $1.8495 per share. Our common stock is listed on the Nasdaq National Market under the symbol "GNLB." The common stock sold under this prospectus supplement will be listed on the Nasdaq National Market after we notify the Nasdaq National Market that the shares have been issued.

     As of July 1, 2002, we had 50,063,833 shares of common stock outstanding.


                                  GENERAL

     You should rely only on the information provided or incorporated by reference or provided in this prospectus supplement and the prospectus. We



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have not authorized anyone else to provide you with different information.
You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.


                             TABLE OF CONTENTS

                                                                PAGE
   PROSPECTUS SUPPLEMENT
   Use of Proceeds...........................................    S-2
   Dilution..................................................    S-2
   Plan of Distribution......................................    S-2
   Where You Can Find More Information.......................    S-3
   Market For Our Common Stock...............................    S-3
   General...................................................    S-3

   PROSPECTUS
   Prospectus Summary........................................     1
   Genelabs Technologies, Inc................................     1
   The Offering..............................................     1
   Risk Factors..............................................     3
   Forward-Looking Statements................................    10
   Use of Proceeds...........................................    11
   Dilution..................................................    12
   Plan of Distribution......................................    13
   Legal Matters.............................................    13
   Experts...................................................    13
   Where You Can Get More Information........................    14




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